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                                                                   EXHIBIT 3.1



                        CERTIFICATE OF DETERMINATION OF
                  PREFERENCES OF SERIES A PREFERRED SHARES OF
                        YARC SYSTEMS CORPORATION, INC.,
                            a California Corporation




        The undersigned, Dr. Trevor Marshall, certifies that:

        1. He is the duly elected and acting Chairman of the Board and Chief Financial Officer of the corporation.

        2. Pursuant to authority given by the corporation's Articles of Incorporation, the Board of Directors of the corporation has duly adopted the following recitals and resolutions:

        WHEREAS, the Articles of Incorporation of this corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

        WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof; and

        WHEREAS, this corporation has not issued any shares of Preferred Stock and the Board of Directors of this corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges, and restrictions relating to the initial series of Preferred Stock and the number of shares constituting and the designation of the series;

        NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to, the initial series of Preferred Stock as follows:

        SECTION 1. Designation.

        The initial series of Preferred Stock of this corporation shall be designated and known as "Series A Preferred shares." The number of shares constituting the Series A Preferred shares shall be 300,000 shares.

        SECTION 2. Liquidation.

        in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and subject to the rights of any series of Preferred shares having priority to payments and distributions upon liquidation, dissolution or winding up, the holders of Series A Preferred shares shall be entitled to receive out of the assets of the corporation, whether those assets are capital or surplus of any nature, an amount equal to $1.00 per Series A Preferred share and a



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further amount equal to any dividend accrued and unpaid thereon, to the date that payment is made available to the holders of Series A Preferred shares, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of Common shares.

        If upon liquidation, dissolution, or winding up, the assets thus distributed among the holders of the Series A Preferred shares shall be insufficient to permit the payment to those shareholders of the full preferential amounts, then the entire assets of the corporation to be distributed shall be distributed ratably among the holders of Series A Preferred shares. However, distribution of assets upon liquidation, dissolution, or winding-up, among the holders of Series A Preferred shares are subject to prior rights of any series of Preferred shares having priority upon liquidation, dissolution, or winding-up.

        In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, subject to all of the preferential rights of the holders of Preferred shares on distribution or otherwise, the holders of Common shares shall be entitled to receive, ratably, all remaining assets of the corporation.

        A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 2.

        SECTION 3. Dividend.

        The holders of outstanding Series A Preferred shares shall be entitled to receive, when and as declared by the Board of Directors of the corporation, out of any assets at the time legally available dividends at the annual rate of $.l0 per Series A Preferred share, and no more, payable in cash quarterly on the last day of March, June, September, and December to the holders of Series A Preferred shares of record on a date not more than 60 nor fewer than 10 days preceding each respective payment date as specified by the Board of Directors or, if not so specified, as provided by law. Dividends shall accrue on each Series A Preferred share from the date of its original issuance and shall accrue from day to day, whether or not earned or declared. Dividends shall be cumulative so that if dividends in respect of any previous quarterly dividend period at that annual rate per share shall not have been paid on or declared and set apart for all Series A Preferred shares at the time outstanding, the deficiency shall be fully paid on or declared and set apart for those shares before the Board of Directors of the corporation declares or pays any dividend to holders of Common shares. Notwithstanding the foregoing, the dividend provisions provided in this Section 3 shall be junior to the redemption provisions of this corporation's Series 13 B Preferred shares which may be issued in the future.

        SECTION 4. Voting.

        The holders of the Series A Preferred shares shall be entitled to Notice of all shareholders' meetings and to vote on all matters which the holders of the corporation's Common Shares are



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entitled to vote. Each holder of Common shares shall have one vote for each
Common share held and each holder of Series A Preferred shares shall have five votes for each Series A Preferred share held.

        SECTION 5. Redemption.

        Subject to the provisions of the California General Corporation Law and to any other applicable restrictions on the right of a corporation to redeem its own shares, the corporation, at the discretion of the board of directors, may at any time after the date of issuance redeem the whole or any part of the outstanding Series A Preferred shares.

        In the event the corporation elects to redeem a portion of the outstanding Series A Preferred shares, the board of directors, at its discretion, shall select the manner in which the shares are to be redeemed.

        Upon redemption the corporation shall pay for each share redeemed cash in the amount of $1.00 per share plus an amount in cash equal to all dividends on Series A Preferred shares accrued and unpaid as provided in Section 3 hereof, whether earned or declared or not, to and including the date for redemption (referred to as the "redemption price").

        At least ten days previous notice by mail, postage prepaid, shall be given to the holders of record of the Series A Preferred shares to be redeemed as of the date of mailing or as of a record date lawfully fixed. Such notice shall be addressed to each such shareholder at the address of that holder appearing on the books of the corporation or given by that holder to the corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the corporation is located. The notice shall state the date fixed for redemption, the redemption price and shall call upon that holder to surrender to the corporation on the date fixed and at the place designated in the notice the holder's certificate or certificates representing the Series A Preferred shares to be redeemed if those shares are certificated. On or after the date fixed for redemption and stated in that notice, each holder of Series A Preferred shares called for redemption shall, if those shares are certificated, surrender the certificate evidencing the shares to the corporation at the place designated in the notice and shall thereupon be entitled to receive payment of' the redemption price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If the notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary -for the redemption shall be available to pay the redemption price, then, notwithstanding that the certificates evidencing any Series A Preferred shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the shares so called for redemption shall after that date cease and desist, except that only the right of the holders to receive the redemption price without interest upon surrender of their certificates shall remain, if those Series A Preferred shares are certificated.



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        RESOLVED FURTHER, that the Chairman of the Board, the President or any
Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this corporation are each authorized to execute, verify, and file a certificate of determination of preferences in accordance with California law.

        3. The authorized number of shares of Preferred Stock of the corporation is 15,000,000, and the number of shares constituting Series A, none of which has been issued, is 300,000.

        IN WITNESS WHEREOF the undersigned has executed this certificate on June 24, 1993.


                                            /s/ TREVOR MARSHALL
                                            ------------------------------------
                                            Dr. Trevor Marshall,
                                            Chairman of the Board and
                                            Chief Financial Officer



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                                  VERIFICATION

        The undersigned, Dr. Trevor Marshall, the Chairman of the Board and Chief Financial Officer of Yarc Systems Corporation, Inc. declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge.

        Executed at Newbury Park, California, on June 24, 1993.

                                            /s/ TREVOR MARSHALL
                                            ------------------------------------
                                            Dr. Trevor Marshall,
                                            Chairman of the Board and
                                            Chief Financial Officer



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[STATE OF CALIFORNIA LOGO]



                              CORPORATION DIVISION

     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.


                                   IN WITNESS WHEREOF, I execute
                                     this certificate and affix the Great
                                     Seal of the State of California this

                                              OCTOBER 24, 1995
                                      --------------------------------



          [SEAL]                               /s/ BILL JONES
                                      --------------------------------
                                             Secretary of State